Exhibit 10.7

May 17, 2024

Darren Ma

[***]

[***]

Dear Darren:

This letter agreement (this “Agreement”) amends and restates the terms and conditions of your employment with Firefly Aerospace Inc. (“Firefly” or the “Company”) effective as of the above date (the “Effective Date”) as our SVP & Chief Financial Officer. In this capacity you will report to the Chief Executive Officer.

This Agreement outlines the core important aspects of your employment with Firefly, an “at-will” employer.

Compensation

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Base. Firefly will pay you a salary of $350,000 on an annualized basis, subject to applicable tax withholding (“Base Salary”). Your salary will be payable pursuant to the Company’s regular payroll policy and is subject to review for increase, but not decrease, no less frequently than annually. This is an exempt position, meaning you will not be eligible for overtime compensation.

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Incentive Compensation. During each fiscal year in which you are an employee of the Company you will also be eligible for an annual incentive bonus (“STI”) with a target amount equal to 50% of your Base Salary and paid upon the achievement of pre-established performance metrics determined by the Chief Executive Officer and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Chief Executive Officer deems relevant (collectively, such metrics, the “Performance Metrics”). The Performance Metrics will be communicated to you within the first 90 days of the fiscal year to which the STI relates. Any STI earned for the preceding fiscal year will be paid on or before the last payday of the month following the finalization of the audit for that fiscal year end, and, except as otherwise set forth below, you must be employed on the payout date to receive payment of such STI.

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Attorney’s Fees. The Company will reimburse you, up to $2,500, for reasonable attorney’s fees incurred in the review, negotiation and execution of this Agreement within thirty (30) days following your submission of supporting documentation to the Company.

•	Severance.

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If the Company terminates your employment without “Cause” or you terminate your employment for “Good Reason,” you will be entitled to severance pay in the amount of (i) 9 months’ (such number of months, the “Severance Period”) then-current Base Salary, (ii) an amount in cash equal to the cost of COBRA premiums during the Severance Period, (iii) in the event such termination occurs during the second half of the fiscal year, a prorated portion of your Annual Bonus for the year in which termination occurs, with such proration based on the number of days you worked during the applicable performance period and paid based on projected actual performance through the termination date (subsections (i) through (iii) hereof, collectively, the “Severance”); (iv) any then-outstanding stock options subject to time-based vesting will remain outstanding and have the opportunity to vest for the number of months equal to the Severance Period following

Darren Ma

May 17, 2024

your termination of employment as if you had continued employment with the Company through such date. You will also be entitled to your Annual Bonus for the prior year to the extent earned but unpaid because your termination date is prior to the payout date. Severance and such bonus (if owed) will be paid in cash in a single lump-sum within ten (10) days following the termination of your employment.

•	If the Company terminates your employment with “Cause,” you will receive no Severance or additional stock option vesting.

For purposes of this Agreement, “Cause” means (i) conduct amounting to fraud against the Company or any subsidiary or affiliate of the Company; (ii) your intentional misconduct, repeated refusal to follow the reasonable and lawful directions of the Company or material breach of this Agreement or any document referenced herein, provided the Company notifies you of the acts deemed to constitute such intentional misconduct, repeated refusal or material breach in writing and you fail to correct such acts (or begin such action as may be necessary to correct such acts and thereafter fail to diligently pursue the completion thereof) within ten (10) business days after written notice has been given; (iii) your violation of a material Company policy that causes or has demonstrated a substantial likelihood to cause material financial or reputational harm to the Company; or (iv) a conviction or plea of guilty or nolo contendere to a felony (other than one arising from the operation of a motor vehicle or resulting from actions taken (or not taken) by you in reasonable, good faith in your capacity as an employee or officer of the Company).

For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without your consent (i) a material diminution in your roles, duties, responsibilities, or the individuals to whom you report; (ii) a material reduction of your Base Salary or the target amount of your Annual Bonus; (iii) a requirement that you relocate your primary place of business more than 25 miles away from your primary place of business on the Effective; or (iv) a material breach by the Company of any provision of this Agreement or any document referenced herein. You must notify the Company in writing of termination for Good Reason, specifying the event and describing the circumstances constituting Good Reason, within thirty (30) days after you first become aware of the event you believe constitutes Good Reason. The Company will have a period of thirty (30) days after receipt of such notice to cure the Good Reason. If the Good Reason is cured within that period, you will not be entitled to the Severance and accelerated option vesting under this Agreement as a result of the specified Good Reason event. If the Company waives this right to cure or does not, within the thirty (30) day period, cure the Good Reason, you may terminate your employment within thirty (30) days following the later of the date on which the Company waived the right to cure or the end of the cure period and collect the Severance and accelerated option vesting hereunder.

Stock Options

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We strongly believe that our collective success depends, above all else, on the quality of our people and their equity involvement in the Company in the long term. During each fiscal year in which you are an employee of the Company you will also be eligible for annual stock option grants at the discretion of the Company, with a target value equal to three times your STI (“LTI” and, STI plus LTI, equals “Annual Bonus”). The issue of such additional option grants, and the terms and conditions thereof, are contingent upon approval by our Board of Directors and receipt of a fully executed Stock Option Agreement. Vesting of any options will, of course, depend on your continued employment with the Company on the applicable vesting dates.

Darren Ma

May 17, 2024

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Upon the occurrence of a Liquidity Event while you are employed by the Company or any of its Affiliates, any option grants held by you that vest based solely on the passage of time will accelerate in their entirety and immediately become fully vested and exercisable on the effective date of such Liquidity Event, provided that the shares issued upon the exercise of such accelerated portions of the grants (the accelerated portion, the “Restricted Shares”) shall be subject to the below clawback provision. The Company will give you at least five days advance written notice of the Liquidity Event. If you have not elected to fully exercise your options (both vested and those accelerated hereunder) in connection with the Liquidity Event and pay the option exercise price in cash, then you will be deemed to have elected the Net Exercise method (as defined in the Firefly Equity Incentive Plan) as the method of consideration for payment of the exercise price. The number of Restricted Shares subject to the clawback shall lapse over the twelve-month period following the Liquidity Event giving rise to the acceleration of the unvested options as follows: the clawback shall lapse with respect to 50% of the Restricted Shares on the six-month anniversary of the Liquidity Event, the clawback shall lapse with respect to another 25% of the Restricted Shares on the nine-month anniversary of the Liquity Event, and the clawback shall lapse with respect to the remaining 25% of the Restricted Shares in equal monthly amounts (8.34% per month) at the end of each of the ten, eleven and twelve month anniversaries of the Liquidity Event. For purposes of this Agreement, “Liquidity Event” shall mean a (i) Change of Control (as defined in the Firefly Equity Incentive Plan), or (ii) an initial public offering (including via a merger with a special purpose acquisition company or similar).

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Clawback. You recognize that a substantial portion of the value attributed to the Company in a Liquidity Event is a result of a continuity of leadership of the Company. As a result, if at any time during the twelve-month period following the Liquidity Event you terminate your employment with the Company by resigning other than for Good Reason (“resign” shall not include terminations as a result of death, disability or retirement as defined in the Company’s benefit plans), then you shall automatically forfeit to the Company for no consideration any Restricted Shares still subject to the clawback on the date of such termination of employment (i.e.; shares to which the clawback has not lapsed) (the “Forfeited Shares”) and the Forfeited Shares immediately will be cancelled; provided that, if you sold any of the Forfeited Shares, you shall, and you hereby agree to, promptly pay to the Company the net after-tax cash proceeds received by you from the sale of such Forfeited Shares.

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In addition, notwithstanding anything to the contrary contained in the Firefly Equity Incentive Plan and the Stock Option Agreement, you will have the right to Net- Exercise (as defined in the Stock Option Agreement) any portion of an option grant and will have the right to require the Company to withhold a number of whole shares otherwise issuable under the applicable option grant in satisfaction of any income or payroll taxes due upon exercise.

Employee Benefits – Group Plans. As a regular full-time employee, you will have the opportunity to participate in the standard benefit plans that Firefly offers to other similarly situated employees, subject to the terms and provisions of such plans including applicable waiting periods. Details about these benefits will be made available for your review. Firefly offers medical, dental, and vision insurance and 401k. With the exception of the employment at-will policy discussed below, the Company may, from time to time in its sole discretion, modify or eliminate its policies and the benefits offered to employees.

Employment Conditions. The Company is continuing your employment because of your experience and personal skills, and not due to your potential or actual knowledge of a former employer’s or other person’s or entity’s confidential information or intellectual property, including trade secrets. You agree that you shall continue to not retain, make use of or share any such information with the Company.

Darren Ma

May 17, 2024

Likewise, as an employee of the Company, you have become knowledgeable about the Company’s confidential and trade secret information relating to operations, products, and services. To protect the Company’s interests, you agree to continue to comply with the terms, conditions and requirements of the Company’s Employee Proprietary Information Agreement executed by you (as mutually amended or superseded from time to time, the “EPIA”). The EPIA provides for the arbitration of all disputes arising out of your employment and you reaffirm the mutual promise to arbitrate disputes described therein.

Restrictive Covenants. The EPIA also contains certain restrictive covenants prohibiting you from soliciting the Company’s employees, interfering with the Company’s customers, and competing with the Company, each on the terms and conditions set forth in the EPIA (collectively, including the terms and conditions thereof, the “Restrictive Covenants”). In recognition of the severance benefits provided herein, and notwithstanding the terms as specified in the EPIA, the Restrictive Covenants shall be amended so that period of each Restrictive Covenant shall be the longer of the period set for in the EPIA or the Severance Period specified herein.

By accepting this Agreement, you acknowledge that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests and that the terms and conditions of the Restrictive Covenants are fair and reasonable.

EEO Statement. The Company expects all employees to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability, and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employee, consultant, or related third party on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.

At-Will Employment. Please understand that this Agreement does not constitute a contract of employment for any specific length of time, but instead continues an “at will” relationship which may be terminated with or without cause and with or without notice at any time by you or the Company, subject to the rights and benefits set forth in this Agreement. Further, your continued employment as well as your participation in any benefit programs does not assure you of continuing employment with the Company. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement approved by the Board and signed by an officer of the Company.

Miscellaneous. This Agreement, and any documents referenced herein, sets forth the entire terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement will be governed by the laws of Texas, without regard to its conflict of laws provisions.

Amendment. This Agreement may not be modified or amended except by a written agreement signed by the Chief Executive Officer on behalf of Firefly.

Darren Ma

May 17, 2024

On behalf of Firefly, we are delighted to be able to extend you this Agreement to confirm the terms of your continued employment with the Company. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to me. You may also retain a copy for your records.

Very truly yours,

FIREFLY AEROSPACE INC.

By:	/s/ William Weber
William Weber
Chief Executive Officer

ACCEPTED AND AGREED:

I have read this letter agreement and agree to the terms set forth in this letter, including affirming the Employee Proprietary Information Agreement.

By:	/s/ Darren Ma
Darren Ma